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                                                                   Exhibit 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
TC PipeLines GP, Inc.

     We consent to the incorporation by reference in the registration statement on Form S-3 of our report dated March 8, 2002, with respect to the balance sheet of Northern Border Pipeline Company as of December 31, 2001, and the related statements of income, comprehensive income, cash flows and changes in partners' equity for the year ended December 31, 2001 included in TC PipeLines, LP's Annual Report on Form 10-K for the year ended December 31, 2001 and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Omaha, Nebraska

April 22, 2002